Exhibit 99.1

TOREADOR PROVIDES UPDATE ON BLACK SEA OPERATIONS

•	Contract let to repair damaged pipelines
•	Intervention planned on Dogu Ayazli wells
•	Additional resources mobilized to connect Ayazli platform

DALLAS, TEXAS – (December 6, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today provided an operations update on the South Akcakoca Sub-basin (SASB) project in the Black Sea offshore Turkey, following the previously disclosed accident which caused a shut down of all gas production.

Operator TPAO (the Turkish national oil company) has notified Toreador that a contract now is in place for the repair of the pipeline system and operations will begin soon. The first priority is to repair the main pipeline. This is expected to be completed by early in the first quarter of 2008 and will allow any production available from the Dogu Ayazli and Ayazli platforms to be delivered to the gas facility on shore. The reconnection of the Akkaya platform pipeline spur is the next step in the operation and should be completed later in first quarter of 2008. Claims to cover the cost of the repair work have been filed with the insurance carriers and legal action has been initiated against the owners of the vessel that caused the accident.

An intervention is planned for the Dogu Ayazli platform to diagnose and remediate the unexpected production declines in the lower zones of the Dogu Ayazli-1 and -2 wells. A detailed plan and budget is expected to be provided by the operator next week. The intervention will begin once the main pipeline is back in operation and is expected to be completed in the first quarter of 2008.

On the Ayazli platform, a larger dive boat, more suitable for the weather conditions in the Black Sea, and an expanded diving crew have been mobilized to complete the connection of the Ayazli platform to the main pipeline. The connection to the main pipeline is expected to be completed by early in the first quarter of 2008.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil

Toreador updates Black Sea operations, Dec. 6, 2007	Page 2 of 2

and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, operational risks, weather delays, availability of equipment and service crews, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources

Stewart P. Yee, Vice President of Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net